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                                   ELDERTRUST




                      Articles Supplementary of ElderTrust
                     Classifying and Designating a Series of
                               Preferred Shares as
                          Series A Junior Participating
                              Preferred Shares and
                    Fixing Distribution and Other Preferences
                            and Rights of Such Series




         ElderTrust, a Maryland real estate investment trust (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to Section 8-203 of the Annotated Code of Maryland that:

         FIRST: Pursuant to authority granted by the Articles of Amendment and Restatement of Declaration of Trust of the Company, the Board of Trustees on October 13, 1999 adopted a resolution designating and classifying 16,000 unissued and unclassified preferred shares of beneficial interest, par value $.01 per share, of the Company as Series A Junior Participating Preferred Shares.

         SECOND: The following is a description of the Series A Junior Participating Preferred Shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, terms and conditions of redemption thereof:

         Section 1. Number of Shares and Designation. This class of preferred shares of beneficial interest shall be designated as "Series A Junior Participating Preferred Shares," having a par value $.01 per share, and the number of shares which shall constitute such series shall be 16,000. Such number may be increased or decreased from time to time by resolution of the Board of Trustees and by the filing of articles supplementary in accordance with the Annotated Code of Maryland; provided, that no decrease shall reduce the number of Series A Junior Participating Preferred Shares to a number less than the number of such shares then outstanding plus the number of such shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Junior Participating Preferred Shares.

         Section 2. Definitions. For purposes of the Series A Junior Participating Preferred Shares, the following terms shall have the meanings indicated:


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         "Adjustment Number" shall have the meaning set forth in Section 6(A).

         "Average Market Value" shall have the meaning set forth in Section 8.

         "Board of Trustees" shall mean the Board of Trustees of the Company or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series A Preferred Shares.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

         "Common Adjustment" shall have the meaning set forth in Section 6(A).

         "Parity Shares" shall have the meaning set forth in Section 5(A).

         "Quarterly Distribution Payment Date" shall mean the 15th day (or, if such day is not a Business Day, the next Business Day thereafter) of February, May, August and November of each year, commencing November 15, 1999.

         "Rights Declaration Date" shall mean October 13, 1999.

         "Senior Preferred Shares" shall mean preferred shares of beneficial interest of the Company ranking prior and superior to the Series A Preferred Shares with respect to dividends and distributions of the Company.

         "Series A Junior Liquidation Preference" means an amount per Series A Preferred Share equal to $35,000.

         "Series A Preferred Shares" shall mean the Series A Junior Participating Preferred Shares.

         Section 3. Dividends and Distributions.

         (A) Subject to the prior and superior rights of the holders of any Senior Preferred Shares (or any similar shares of beneficial interest) of the Company, the holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees out of funds legally available for payment of dividends or distributions, quarterly dividends or distributions payable in cash on the Quarterly Distribution Payment Date, commencing on the first Quarterly Distribution Payment Date after first issuance of a Series A Preferred Share or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, one thousand (1,000) times the aggregate per share amount of all cash dividends and distributions, and one thousand (1,000) times the aggregate per share amount (payable in kind) of all non-cash dividends and


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         distributions (other than dividends and distributions payable in Common
         Shares of the Company, or a subdivision of the outstanding Common
         Shares (by reclassification or otherwise)) declared on the Common Shares, since the immediately preceding Quarterly Distribution Payment Date, or, with respect to the first Quarterly Distribution Payment
         Date, since the first issuance of a Series A Preferred Share or fraction thereof. In the event the Company shall at any time after October 13, 1999 (the "Rights Declaration Date") (i) declare or pay any dividend or distribution on Common Shares payable in Common Shares,
         (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series A Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (B) The Company shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (A) above immediately after it declares a dividend or distribution on any Common Shares (other than a dividend or distribution payable in Common Shares); provided, that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Distribution Payment Date and the next subsequent Quarterly Distribution Payment Date, a dividend of $10.00 per Series A Preferred Share shall nevertheless be payable on such subsequent Quarterly Distribution Payment Date.

                  (C) Dividends and distributions shall begin to accrue and be cumulative on outstanding Series A Preferred Shares from the Quarterly Distribution Payment Date next preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is prior to the record date set for the first Quarterly Distribution Payment Date, in which case dividends and distributions on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Distribution Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly distribution and before such Quarterly Distribution Payment Date, in either of which events such dividends and distributions shall begin to accrue and be cumulative from such Quarterly Distribution Payment Date. Accrued but unpaid dividends and distributions shall not bear interest. Dividends and distributions paid on the Series A Preferred Shares in an amount less than the total amount of such dividends and distributions at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Trustees may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

         Section 4. Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights:

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                  (A) Subject to the provision for adjustment hereinafter set forth, each Series A Preferred Share shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend or distribution on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (B) Except as otherwise provided by law, the holders of Series A Preferred Shares and the holders of Common Shares and any other shares of beneficial interest of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

                  (C) Except as set forth herein, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

         Section 5. Certain Restrictions.

                  (A) Whenever dividends or distributions payable on the Series A Preferred Shares as provided in Section 3 are not paid, thereafter and until such dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full, the Company shall not:

                           (i) declare or pay dividends or distributions on, or
                  redeem or purchase or otherwise acquire for consideration, any shares of beneficial interest ranking junior (either as to dividends or distributions, or upon liquidation, dissolution or winding up) to the Series A Preferred Shares; or

                           (ii) declare or pay dividends or distributions on any
                  shares of beneficial interest ranking on a parity (either as to dividends or distributions, or upon liquidation, dissolution or winding up) (the "Parity Shares") with the Series A Preferred Shares, except dividends or distributions paid ratably on the Series A Preferred Shares and all such Parity Shares on which dividends and distributions are payable in proportion to the total amounts to which the holders of all such shares are then entitled; or


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                           (iii) redeem or purchase or otherwise acquire for
                  consideration any Parity Shares, provided that the Company may at any time redeem, purchase or otherwise acquire any such Parity Shares in exchange for any Shares of the Company ranking junior (either as to dividends or distributions, or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

                           (iv) redeem or purchase or otherwise acquire for
                  consideration any Series A Preferred Shares, or any Parity Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Trustees) to all holders of such shares upon such terms as the Board of Trustees, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of beneficial interest of the Company unless the Company could, under paragraph (A) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

         Section 6.        Liquidation, Dissolution or Winding Up.

                  (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no dividend or distribution shall be made to the holders of shares of beneficial interest ranking junior (either as to dividends or distributions, or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received (i) $35,000 per share, plus (ii) any unpaid dividends and distributions accrued and unpaid thereon, whether or not declared, to the date of such payment (the "Series A Junior Liquidation Preference"). Following the payment of the full amount of the Series A Junior Liquidation Preference, no additional dividends or distributions shall be made to the holders of Series A Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Junior Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as share splits, share dividends and share distributions, and recapitalizations with respect to the Common Shares) (such number in clause (ii) immediately above as so adjusted being referred to as the "Adjustment Number"). Following the payment of the full amount of the Series A Junior Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Preferred Shares and Common Shares, respectively, holders of Series A Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Series A Preferred Shares and Common Shares, on a per share basis, respectively.

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                  (B) In the event, however, that there are not sufficient
         assets available to permit payment in full of the Series A Junior Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank on a parity with the Series A Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Shares.

                  (C) In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend or distribution on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         Section 7. Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed into such shares or securities, cash and/or any other property in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one thousand (1,000) times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Shares is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend or distribution on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares (as previously adjusted, if any prior adjustment has occurred) shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         Section 8. Redemption at the Option of the Board of Trustees. The outstanding Series A Preferred Shares may be redeemed as a whole, but not in part, at any time, or from time to time, at the option of the Board of Trustees, at a cash price per share equal to 105 percent of (i) the product of the Adjustment Number times the Average Market Value (as such term is hereinafter defined) of the Common Shares, plus (ii) all dividends and distributions which on the redemption date are payable on the shares to be redeemed and have not been paid, earned or declared and a sum sufficient for the payment thereof set apart, without interest. The "Average Market Value" of the Series A Preferred Shares shall equal the average of the closing sale prices of the Common Shares during the 30-day period immediately preceding the date before the

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redemption date on the Composite Tape for New York Stock Exchange Listed Stocks,
or, if such shares are not quoted on the Composite Tape, on the New York Stock Exchange, or, if such shares are not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such shares are listed, or, if such shares are not listed on any such exchange, the average of the closing sale prices with respect to a Common Shares during such 30-day period, as quoted on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value of the Common Shares as determined by the Board in good faith.

         Section 9. Shares to be Retired. Any Series A Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued preferred shares of beneficial interest of the Company and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Trustees, subject to the conditions and restrictions on issuance set forth herein, or reclassified as Common Shares or other shares of the Company as provided in the Company's Declaration of Trust.

         Section 10. Ranking. Notwithstanding anything contained herein to the contrary, the Series A Preferred Shares shall rank junior to all other series of the Company's Preferred Shares as to voting rights, the payment of dividends and distributions, and the distribution of assets in liquidation, unless the terms of any such series shall provide otherwise.

         Section 11. Amendment. The Declaration of Trust of the Company shall not be further amended, nor shall Articles Supplementary be filed or amended, in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding Series A Preferred Shares, voting separately as a class.

         Section 11. Fractional Shares. Series A Preferred Shares may be issued in fractions of a share which shall entitle the holders, in proportion to such holders' fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Shares.

                       [Page Break Intentionally Inserted]



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         IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be duly executed by its President and Chief Executive Officer and attested by its Assistant Secretary this 13th day of October, 1999.


                               ELDERTRUST


                               By: /s/ D. Lee McCreary, Jr.
                                   ------------------------------------
                               Name:   D. Lee McCreary, Jr.
                               Title:  President and Chief Executive Officer


         I, Kelly McAteer, Assistant Secretary, hereby acknowledge on behalf of ElderTrust that the foregoing Articles Supplementary are the act of said trust under the penalties of perjury.


Attest:


     /s/ Kelly McAteer
----------------------
         Kelly McAteer


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